Exhibit 99.1

February 5, 2010

URGENT: PRODUCT CORRECTIVE ACTION

Access AccuTnI Reagent Kit

For use on Access Immunoassay Systems

Description	REF	Lot Numbers
Access AccuTnI Reagent	33340 and A78803	All
Access AccuTnI Calibrators	33345	All

Dear Beckman Coulter AccuTnI UniCel DxI Customer:

Issue:

Beckman Coulter has confirmed customer reports that different results have been obtained using the same patient samples on Access/Access 2 and UniCel DxI platforms. Values obtained with UniCel DxI systems have been demonstrated to have a positive bias compared to values obtained with Access or Access 2 systems.

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Troponin I test results when assayed with AccuTnI Reagent (REF 33340 and A78803) run on the UniCel DxI system have been shown to have a positive bias up to 48% when compared with results run on the Access/Access 2 systems.

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Incorrect troponin test results may lead to incorrect diagnosis of acute myocardial infarction and inappropriate risk stratification of unstable angina and non-ST segment elevation acute coronary syndrome.

Impact:

•	UniCel DxI AccuTnI results are elevated when compared with results obtained from Access or Access 2.

•	Clinical performance for the AccuTnI reagent is unknown.

•	This issue affects all reagent (REF A78803 and 33340) and calibrator (REF 33345) lots.

Action/Resolution:

1.	For clinical laboratories that have access to a readily available and validated alternative methodology for troponin I measurement, Beckman Coulter recommends that you immediately discontinue the use of AccuTnI Reagent (REF 33340 and A78803) on the UniCel DxI system until further notice.

2.	For clinical laboratories that do not currently have access to a readily available and validated alternative methodology for troponin I measurement, Beckman Coulter recommends that you immediately notify all parties of interest (e.g., laboratory staff, clinicians) of the significant positive bias in troponin test results, since this may impact clinical decision making and patient safety.

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Clinicians should be strongly advised to consider a patient’s signs, symptoms, history, and results of other diagnostic tests when interpreting AccuTnI troponin results generated on the UniCel DxI system.

•	You should investigate options for obtaining and validating an alternative troponin technology for your institution.

•	We recommend that laboratory reports of troponin test results using the AccuTnI troponin assay on the UniCel DxI be clearly flagged with information regarding this bias.

•	Application of a “correction factor” for the biased troponin results is not recommended.

•	Some quality control materials may not detect this bias.

3.	Beckman Coulter is working with FDA to resolve this issue.

Please share this information with your laboratory staff and retain this notification as part of your laboratory Quality System documentation. Complete and return the enclosed response form within 10 days so we can be assured that you have received this important notification.

If you need assistance or have any questions regarding this notification, please contact Technical Support at 1-800-854-3633 in the United States and Canada. Outside the United States and Canada, contact your local Beckman Coulter Representative.

We sincerely apologize for any inconvenience that this may have caused your laboratory. Thank you for your continued support of Beckman Coulter products.

Sincerely,

Nora Zerounian

Group Manager, Corporate Quality and Regulatory Affairs

Enclosure:

Response Form

Beckman Coulter, the stylized logo, UniCel, DxI, Access, and AccuTnI are registered trademarks of Beckman Coulter, Inc., and are registered in the USPTO.